Exhibit 10.1

Execution Version

SHAREHOLDERS’ AND REGISTRATION RIGHTS AGREEMENT

THIS SHAREHOLDERS’ AND REGISTRATION RIGHTS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of March 21, 2016, is made by and among TPG and WLRS (each as defined herein) (collectively, the “Sponsors”) and WL Ross Holding Corp., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, on the date hereof, the Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), among the Company, Neon Acquisition Company, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Blocker Merger Sub”), Neon Holding Company, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Blocker Merger Sub (“Company Merger Sub”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“NS Holdings”), TPG Accolade Delaware, L.P., a Delaware limited partnership (“Blocker”), and Nexeo Holdco, LLC, a Delaware limited liability company (“New Holdco”), pursuant to which (x) Blocker Merger Sub will merge with and into Blocker and (y) Company Merger Sub will merge with and into NS Holdings (the mergers contemplated by clauses (x) and (y), together, the “Mergers”); and

WHEREAS, on the date hereof, the parties hereto desire to set forth their agreement with respect to governance, registration rights and certain other matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” means public disclosure of material non-public information which, in the Board of Directors’ good faith judgment, after consultation with independent outside counsel to the Company, (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing of such Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that no Shareholder shall be deemed an Affiliate of the Company or any of its subsidiaries for purposes of this Agreement.

“Affiliated Officer” means an officer of the Company affiliated with any of TPG or WLRS.

“Agreement” has the meaning set forth in the preamble.

“Articles of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Bylaws” means the bylaws of the Company.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the shares of common stock of the Company, including Founder Shares and any shares of common stock of the Company issuable upon the exercise of any warrant or other right to acquire shares of common stock of the Company.

“Company” has the meaning set forth in the preamble.

“Company Merger” has the meaning given to such term in the Merger Agreement.

“Company Merger Consideration Portion” has the meaning given to such term in the Merger Agreement.

“Company Merger Effective Time” has the meaning given to such term in the Merger Agreement.

“Company Shares” means the shares of common stock or other equity securities of the Company, including Founder Shares (whether or not such Founder Shares may be Transferred pursuant to Section 5.1(b)), and any securities into which such shares of common stock or other equity securities shall have been changed or any securities resulting from any reclassification or recapitalization of such shares of common stock or other equity securities.

“Confidential Information” has the meaning set forth in Section 3.5.

“Early Payment Target Price” has the meaning set forth in Section 4.1(g)(i).

“Early Trigger Date” has the meaning set forth in Section 4.1(g)(i).

“Early Trigger Offering” has the meaning given to such term in the Merger Agreement.

“Early Trigger Offering Proceeds” has the meaning set forth in Section 4.1(g)(i).

“Equity Financing” shall have the meaning given to such term in the Merger Agreement.

“Excess Shares” has the meaning given to such term in the Merger Agreement.

“Excess Share Shelf Registration Statement” has the meaning set forth in Section 4.1(a)(ii).

“Excess Share Shelf Period” has the meaning set forth in Section 4.1(b)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, (b) a closing agreement made under Section 7121 of the Code (or a comparable agreement under the laws of a state, local or foreign taxing jurisdiction) with the relevant Governmental Authority or other administrative settlement with or final administrative decision by the relevant Governmental Authority, (c) a final disposition of a claim for refund, or (d) any agreement between TPG and the Company which they agree will have the same effect as an item in (a), (b) or (c) for purposes of this Agreement.

“FINRA” means the Financial Industry Regulatory Authority.

“Founder Share Consideration” has the meaning given to such term in the Merger Agreement.

“Founder Shares” means (i) the 12,476,250 shares of Common Stock issued to WLRS pursuant to that certain Amended and Restated Subscription Agreement between WLRS and the Company, dated as of April 4, 2014, and outstanding as of the date of this Agreement and (ii) any shares of Common Stock issued as Founder Share Consideration in the Merger Agreement.

“Fund Indemnitor” has the meaning set forth in Section 3.2(k).

“Governmental Authority” has the meaning given to such term in the Merger Agreement.

“Holder” means any holder of Registrable Securities who is a party hereto or who succeeds to rights hereunder pursuant to Article VII.

“Holding Period” has the meaning set forth in Section 5.1(a).

“Indemnification Agreement” means an Indemnification Agreement in a form mutually acceptable to WLRS and TPG.

“Indemnitee” has the meaning set forth in Section 3.2(k).

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Issuer Public Sale” has the meaning set forth in Section 4.2(a).

“Loss” has the meaning set forth in Section 4.8(a).

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are permitted by law and within such party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“New Holdco” has the meaning set forth in the recitals.

“Non-Private Equity Business” shall mean any business or investment of a Shareholder and its Affiliates distinct from the private equity business of such Shareholder and its Affiliates to the extent not under the control of such Shareholder, its controlled Affiliate or Affiliated management vehicle; provided, that such business or investment shall not be deemed to be distinct from such private equity business if and at such time that (a) any confidential information with respect to the Company or its Subsidiaries is made available to investment professionals of such Shareholder and its Affiliates who are not involved in the private equity business and who are involved in such other business or investment or (b) such Shareholder or any of its Affiliates instructs any such business or investment to take any action that would violate any provision of this Agreement had such action been taken directly by such Shareholder.

“Outside Date” has the meaning set forth in Section 4.1(g)(ii).

“Outside Date Offering” has the meaning given to such term in the Merger Agreement.

“Outside Date Offering Proceeds” has the meaning set forth in Section 4.1(g)(ii).

“Permitted Transferee” means, with respect to any Person, (i) the direct or indirect partners, members, equity holders or other Affiliates of such Person, or (ii) any of such Person’s related investment funds or vehicles controlled or managed by such Person or Affiliate of such Person.

“Person” means any individual, partnership, limited liability company, corporation, trust, association, estate, unincorporated organization or a government or any agency or political subdivision thereof.

“Piggyback Notice” has the meaning set forth in Section 4.2(a).

“Piggyback Registration” has the meaning set forth in Section 4.2(a).

“Piggyback Request” has the meaning set forth in Section 4.2(a).

“PIPES Holders” has the meaning set forth in Section 4.2(c).

“PIPES Underwritten Offering” has the meaning set forth in Section 4.2(c).

“Potential Takedown Participant” has the meaning set forth in Section 4.1(g)(iii).

“Pre-Closing Pass-Through Returns” has the meaning set forth in Section 6.2.

“Prior Agreement” means the Registration Rights Agreement, dated June 5, 2014, by and among the Company and WLRS.

“Proposed Charter Amendment” has the meaning set forth in Section 3.2(a).

“Proposed Transfer” has the meaning set forth in Section 5.3.

“Proposed Transferee” has the meaning set forth in Section 5.3.

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus.

“Proxy Statement” has the meaning given to such term in the Merger Agreement.

“Purchase Price Allocation” has the meaning given to such term in Section 6.1.

“Qualifying Shareholder” means each of TPG and WLRS, so long as such Sponsor holds at least three percent (3%) of the Company Shares.

“Registrable Securities” means any Company Shares held by any Holder and any securities held by any Holder that may be issued or distributed or be issuable in respect of Company Shares by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (i) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement, (ii) such Registrable Securities have been sold to the public pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act or (iii) such Registrable Securities shall have been otherwise Transferred and new certificates for them not bearing a legend restricting Transfer under the Securities Act shall have been delivered by the Company and such securities may be publicly resold without Registration under the Securities Act without volume limitations or any other restrictions.

“Registration” means a registration with the SEC of any Company Shares for offer and sale to the public under a Registration Statement. The terms “Register” and “Registering” shall have correlative meanings.

“Registration Expenses” has the meaning set forth in Section 4.7.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-8 or any successor form thereto.

“Remaining Excess Shares” has the meaning set forth in Section 4.1(g)(ii).

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“SEC” means the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Selling Equityholders” has the meaning set forth in the Merger Agreement.

“Shareholder” means any holder of Company Shares that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

“Shelf Registration” means a Registration effected pursuant to Section 4.1.

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on either (i) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (ii) if the Company is not permitted to file a Registration Statement on Form S-3, an evergreen Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

“Shelf Suspension” has the meaning set forth in Section 4.1(c).

“Shelf Takedown Notice” has the meaning set forth in Section 4.1(g)(iii).

“Shelf Takedown Request” has the meaning set forth in Section 4.1(g)(i).

“Sponsor” has the meaning set forth in the preamble.

“Sponsor Director” means any director designated for nomination by TPG or WLRS.

“Sponsor Shelf Registration Statement” has the meaning set forth in Section 4.1(a)(i).

“Sponsor Shelf Period” has the meaning set forth in Section 4.1(b)(i).

“Staggered Board Amendment” has the meaning set forth in Section 3.1.

“Tax” means any tax, charge, fee, levy, penalty or other assessment imposed by any U.S. federal, state, local or foreign taxing authority, including any excise, property, income, sales, transfer, margin, franchise, or other tax, including any interest, penalties or additions attributable thereto.

“Tax Proceeding” has the meaning set forth in Section 6.3.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Tagging Holder” has the meaning set forth in Section 5.3.

“TPG” means, collectively, New Holdco and each of its Affiliates that is or becomes a Shareholder hereunder, and each such Person is referred to individually as a “TPG Group Member”.

“TPG Director” has the meaning set forth in Section 3.2(a).

“TPG Representative” has the meaning set forth in Section 7.14.

“Transaction Proposals” has the meaning given to such term in the Merger Agreement.

“Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and “Transferred,” “Transferee” and “Transferability” shall each have a correlative meaning.

“Transferring Holder” has the meaning set forth in Section 5.3.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Unaffiliated Director” means a director that meets the independence criteria set forth in Rule 10A-3 under the Exchange Act.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public, including any block sale to a financial institution conducted as an underwritten public offering.

“Underwritten Shelf Takedown” has the meaning set forth in Section 4.1(e).

“WLRS” means WL Ross Sponsor LLC and each of its Affiliates (other than Invesco Ltd. or any of its affiliated funds (not managed by WL Ross & Co. LLC) that is or becomes a Shareholder hereunder.

“WLRS Director” has the meaning set forth in Section 3.2(a).

Section 1.2                                    Other Interpretive Provisions.

(a)                                 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c)                                  The term “including” is not limiting and means “including without limitation.”

(d)                                 The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)                                  Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Except as otherwise set forth in the Merger Agreement (including the disclosure schedules thereto), each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement:

Section 2.1                                    Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such party is duly organized and validly existing under the laws of its respective jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

Section 2.2                                    Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (c) violate any law applicable to such party.

Section 2.3                                    Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

ARTICLE III
GOVERNANCE

Section 3.1                                    Stockholder Support. WLRS shall vote, and shall cause each of its Affiliates to vote, all of their Company Shares in favor of the Transaction Proposals.

Section 3.2                                    Board of Directors.

(a)                                 Charter Amendments.  It is the intention of the Shareholders and the Company that the Company be obligated to cooperate with the Shareholders to cause certain amendments to the Articles of Incorporation, as amended, to be effected in connection with the Mergers. Accordingly, in the event that the Mergers are approved but any of the proposed amendments in the related Form of Amended and Restated Certificate of Incorporation set forth as Exhibit C to the Merger Agreement and individually set forth as a voting item in the Proxy Statement (the “Proposed Charter Amendments”) are not, the Company shall, upon the written request of either Sponsor, cooperate with respect to the calling and holding of any additional meetings of the stockholders of the Company, and the preparation, filing and mailing of any additional proxy materials, to seek the approval of the holders of Common Stock necessary to effect any of the Proposed Charter Amendments; provided, however that in no event shall the obligation of the Company set forth in this Section 3.2(a) require the Company to cooperate with respect to the calling and holding of more than two special meetings of the Company’s stockholders to effect the Proposed Charter Amendments.  The Shareholders shall vote, and shall cause each of their Affiliates to vote, all of their Company Shares in favor of any such proposal or action in furtherance of any Proposed Charter Amendments.

(b)                                 Composition of the Board. The Shareholders and the Company shall take all Necessary Action to cause the Board of Directors to be comprised of nine (9) directors, (A) two (2) of whom have been designated by TPG, initially Christopher Yip and Nathan Wright and thereafter designated pursuant to Section 3.2(c) of this Agreement (each, a “TPG Director”), (B) two (2) of whom have been designated by WLRS, initially Wilbur L. Ross, Jr. and one additional director selected by WLRS and thereafter pursuant to Section 3.2(d) of this Agreement (each, a “WLRS Director”), provided that (i) subject to the last sentence of Section 3.2(d), one of the WLRS Directors shall be an “independent director” under the NASDAQ listing standards and (ii) Wilbur L. Ross, Jr. shall serve as Chairman of the Board for so long as he remains a director, (C) one (1) of whom shall be the Chief Executive Officer, initially David Bradley, and (D) four (4) of whom shall be Unaffiliated Directors immediately following the completion of the Mergers, initially Dan Smith, Kenneth Burke, and the remaining directors shall be designated by WLRS prior to the Closing Date, subject to the consent of TPG, not to be unreasonably withheld conditioned or delayed.

(i)                                     In the event that the Proposed Charter Amendment to divide the Board of Directors into three classes is not approved in connection with the Mergers (the “Staggered Board Amendment”), the Shareholders and the Company shall take all Necessary Action to cause the foregoing directors to be divided into the two existing classes of directors, each of which directors shall serve for staggered two-year terms as follows:

(A)                               the class I directors shall include: one (1) TPG Director, one (1) WLRS Director and two (2) Unaffiliated Directors (one appointed by TPG and one appointed by WLRS); and

(B)                               the class II directors shall include: one (1) TPG Director, one (1) WLRS Director, the Chief Executive Officer and two (2) Unaffiliated Directors (one appointed by TPG and one appointed by WLRS).

(ii)                                  In the event that the Staggered Board Amendment is approved in connection with the Mergers or at a subsequent shareholder meeting called in accordance with Section 3.2(a), upon the effectiveness of the Staggered Board Amendment, the Shareholders and the Company shall take all Necessary Action to cause the foregoing directors to be divided into three classes of directors, each of which directors shall serve for staggered three year-terms as follows:

(A)                               the class I directors shall include: one (1) TPG Director, one (1) Unaffiliated Director and the Chief Executive Officer;

(B)                               the class II directors shall include: one (1) TPG Director, one (1) WLRS Director and one (1) Unaffiliated Director; and

(C)                               the class III directors shall include: one (1) WLRS Director and two (2) Unaffiliated Directors.

The initial term of the class I directors shall expire immediately following the Company’s 2016 annual meeting of stockholders at which directors are elected. The initial term of the class II directors shall expire immediately following the Company’s 2017 annual meeting of stockholders at which directors are elected. The initial term of the class III directors, if any, shall expire immediately following the Company’s 2018 annual meeting at which directors are elected.

(c)                                  TPG Representation. For so long as TPG holds at least the percentage of Common Stock (on a fully diluted basis, including equity securities exercisable into Common Stock and the Founder Shares) shown below, the Company shall, and the Sponsors shall take all Necessary Action to, include in the slate of nominees recommended by the Board of Directors for election as directors at each applicable annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by TPG that, if elected, will result in TPG having the number of directors serving on the Board of Directors that is shown below.

Percent of Common Stock Owned	Number of TPG Directors
7.5% or greater	2
3% or greater, up to 7.5%	1

(d)                                 WLRS Representation. For so long as WLRS holds at least the percentage of Common Stock (on a fully diluted basis, including equity securities exercisable into Common Stock) shown below, the Company shall, and the Sponsors shall take all Necessary Action to, include in the slate of nominees recommended by the Board of Directors for election as directors at each applicable annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by WLRS that, if elected, will result in WLRS having the number of directors serving on the Board of Directors that is shown below.  In the event that WLRS shall be entitled to designate only one director, such director may be, but shall not be required to be, an “independent director” under the NASDAQ listing standard.

Percent of Common Stock Owned	Number of WLRS Directors
7.5% or greater	2
3% or greater, up to 7.5%	1

(e)                                  Unaffiliated Directors.  Following the closing of the Merger, the nomination of Unaffiliated Directors at subsequent annual meetings will be the responsibility of the Nominating and Governance Committee of the Board of Directors.

(f)                                   Decrease in Directors. Upon any decrease in the number of directors that a Sponsor is entitled to designate for nomination to the Board of Directors, such Sponsor shall take all Necessary Action to cause the appropriate number of Sponsor Directors to offer to tender their resignation, effective as of the Company’s next annual meeting. If such resignation is then accepted by the Board of Directors, the Company and the Sponsors shall take all Necessary Action to cause the authorized size of the Board of Directors to be reduced accordingly.  For the avoidance of doubt, any Sponsor Director resigning pursuant to this Section 3.2(f) shall be permitted to continue serving as a Sponsor Director until the Company’s next annual meeting.

(g)                                  Removal; Vacancies. Except as provided in Section 3.2(f), and subject to the Articles of Incorporation, (i) each Sponsor shall have the exclusive right to remove its designees from the Board of Directors, and the Company and the Sponsors shall take all Necessary Action to cause the removal of any such designee at the request of the designating Sponsor and (ii) each Sponsor shall have the exclusive right to designate directors for election to the Board of Directors to fill vacancies created by reason of death, removal or resignation of its designees to the Board of Directors, and the Company and the Sponsors shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by such designating Sponsor as promptly as reasonably practicable. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, no Sponsor shall have the right to designate a replacement director, and the Company and the Sponsors shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board of Directors would result in a number of directors designated by such Sponsor in excess of the number of directors that such Sponsor is then entitled to designate for membership on the Board of Directors pursuant to this Agreement.

(h)                                 Additional Unaffiliated Directors. For so long as any Sponsor has the right to designate at least one (1) director for nomination under this Agreement, the Company will take all Necessary Action to ensure that the number of directors serving on the Board of Directors shall not exceed nine (9); provided, that the number of directors may be increased if necessary to satisfy the requirements of applicable laws and stock exchange regulations.

(i)                                     Committees. Subject to applicable laws and stock exchange regulations, each of TPG and WLRS shall have the right to have a representative appointed to serve on each committee of the Board of Directors other than the audit committee for so long as such Sponsor has the right to designate at least one (1) director for election to the Board of Directors.  The Shareholders and the Company shall take all Necessary Action to cause the initial composition of certain committees of the Board of Directors to be agreed between WLRS, the Company and TPG prior to the Closing.

(j)                                    Reimbursement of Expenses. The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and any committees thereof, including travel, lodging and meal expenses.

(k)                                 Indemnification Agreements; D&O Insurance; Indemnification Priority. On or prior to the date of this Agreement the Company shall, and shall cause each WLR Company (to be defined in the Indemnification Agreement) to, execute and deliver to each Sponsor Director serving as a director of the Company as of the date hereof, an Indemnification Agreement.  From and after the date hereof, simultaneously with any person becoming a Sponsor Director, the Company shall, and shall cause each WLR Company to, execute and deliver to each such Sponsor Director an Indemnification Agreement dated the date such Sponsor Director becomes a director of the Company. The Company shall obtain, on commercially reasonable terms and following consultation with TPG, director and officer indemnity insurance that is customary for similarly-situated companies and sufficient, in each case to TPG’s reasonable satisfaction.  The Company hereby acknowledges that any director, officer or other indemnified person covered by any such indemnity insurance policy (any such Person, an “Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by any of the Sponsors and certain of their respective Affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (i) that the Company and its subsidiaries shall be the indemnitors of first resort (i.e., their respective obligations to an Indemnitee shall be primary and any obligation of any Fund Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee shall be secondary) and the obligation of the Company and its subsidiaries to indemnify and advance expenses to an Indemnitee shall be joint and several, and (ii) the Company irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company or any of its subsidiaries, as the case may be, shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company or any of its subsidiaries, as the case may be.

Section 3.3                                    Voting Agreement. Each of the Company and the Sponsors agrees not to take any actions that would affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Board of Directors as herein stated. Each Sponsor agrees to cast all votes to which such Sponsor is entitled in respect of its Company Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board of Directors those individuals designated in accordance with this Article III and to otherwise effect the intent of this Article III. Each Sponsor agrees not to take action to remove each other’s director nominees from office pursuant to Section 5.4 of the Articles of Incorporation unless such removal is for cause.

Section 3.4                                    Standstill Agreement.

(a)                                 Each Sponsor agrees that, until three (3) months after the date that such Sponsor no longer maintains the right to nominate two directors pursuant to Section 3.2(c) or Section 3.2(d), as the case may be, without the prior written approval of at least a majority of the members of the Board of Directors, such Sponsor shall not, and shall cause its controlled Affiliates not to (other than, in the case of TPG, any Non-Private Equity Business of TPG or its Affiliates), directly or indirectly:

(i)                                     acquire, agree to acquire, propose or offer to acquire, or facilitate the acquisition of, any Company Shares (other than acquisitions involving no more than 3% of the fully-diluted voting power of the Common Stock), other than as a result of any stock split, stock dividend or subdivision of Company Shares or in connection with any of the transactions contemplated by the Merger Agreement, including the Equity Financing (as defined therein);

(ii)                                  deposit any Common Stock into a voting trust or similar contract or subject any Company Shares to any voting agreement, pooling arrangement or similar arrangement or other contract, or grant any proxy with respect to any Common Stock;

(iii)                               other than in connection with any matter recommended by the Board of Directors, enter, agree to enter or propose or offer to enter into any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its subsidiaries or an acquisition of 10% or more of the assets of the Company and its subsidiaries;

(iv)                              other than in connection with any matter recommended by the Board of Directors, make or participate or engage in (subject to Section 3.4(b))), any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) to vote any Common Stock;

(v)                                 publicly disclose any intention, plan, arrangement or other contract prohibited by, or inconsistent with, the foregoing;

(vi)                              advise or knowingly assist or knowingly encourage or enter into any negotiations or agreements or other contracts with any other persons in connection with the foregoing; or

(vii)                           with respect to any of the foregoing, (x) form, join or in any way participate in (subject to Section 3.4(b)) a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any Common Stock;  (y) call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company with respect to any of the foregoing or (z) directly or indirectly, take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination, merger, sale of assets or other type of transaction or matter described in this Section 3.4.

(b)                                 Notwithstanding the foregoing provisions of this Section 3.4, the foregoing provisions shall not, and are not intended to:

(i)                                     prohibit a Sponsor or its controlled Affiliates from privately communicating with, including making any offer or proposal to, the Board of Directors;

(ii)                                  restrict in any manner how a Sponsor or its controlled Affiliates vote their Common Stock or other Company securities, except as provided in Section 3.3;

(iii)                               restrict the manner in which any TPG Director or WLRS Director, as the case may be, may (A) vote on any matter submitted to the Board of Directors or the stockholders of the Company, (B) participate in deliberations or discussions of the Board of Directors (including making suggestions or raising issues to the Board) in his or her capacity as a member of the Board of Directors, or (C) take actions required by his or her exercise of legal duties and obligations as a member of the Board of Directors or refrain from taking any action prohibited by his or her legal duties and obligations as a member of the Board of Directors, provided that foregoing shall not limit Sponsor’s obligations hereunder; or

(iv)                              restrict any Sponsor or any of its Permitted Transferees from selling or transferring any of their Company Shares to any Permitted Transferees of such Sponsor or any successor of such Sponsor that, in any such case, agrees to be bound by the provisions contained in this Agreement.

(c)                                  Each of the parties hereto acknowledges and agrees that, if the Board of Directors (or the applicable subsidiary board of directors or equivalent) resolves to engage in a formal process to sell the Company or any of its subsidiaries or any of their material assets, then the Company shall provide each Sponsor that is subject to the provisions of Section 3.4(a) with an invitation to participate in such process, on substantially the same basis generally applicable to other participants in such process, in accordance with and subject to the rules and procedures of such process put in place by the Board of Directors (or the applicable subsidiary board of directors or equivalent); provided, however, that the restrictions set forth in Section 3.4(a) shall not be suspended or waived pursuant to this Section 3.4(d) if such Sponsor took any action in violation of Section 3.4(a) to cause the Board of Directors (or the applicable subsidiary board of directors or equivalent) to engage in such process to sell the Company or any of its subsidiaries or any of their material assets.

Section 3.5                                    Sharing of Information. To the extent permitted by antitrust, competition or any other applicable law, each Shareholder agrees and acknowledges that the directors designated by TPG and WLRS may share confidential, non-public information (“Confidential Information”) about the Company and its subsidiaries with TPG and WLRS, respectively. Each Shareholder recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Shareholder covenants and agrees with the Company that it will not (and will cause its respective Affiliates and Representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it, unless (i) such information becomes known to the public through no fault of such Shareholder, (ii) disclosure is required by applicable law or court of competent jurisdiction or requested by a governmental agency, provided that such Shareholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, (iii) such information was available or becomes available to such Shareholder before, on or after the date hereof, without restriction, from a source (other than the Company) without any breach of duty to the Company or (iv) such information was independently developed by the Shareholder or its representatives without the use of the Confidential Information. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit a Shareholder from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Shareholder; provided, that such Shareholder shall be responsible for any breach of this Section 3.5 by any such person.

ARTICLE IV
REGISTRATION RIGHTS

Section 4.1                                    Shelf Registration.

(a)                                 Filing.

(i)                                     As promptly as practicable following the completion of the Mergers, but in any event within fifteen (15) days following the Mergers, the Company shall file with the SEC a Shelf Registration Statement relating to the offer and sale of all Registrable Securities owned by TPG, WLRS and any Permitted Transferees of TPG and WLRS who are Holders of Registrable Securities within seven (7) days following the Mergers (the “Sponsor Shelf Registration Statement”). As promptly as practicable thereafter, the Company shall use its reasonable best efforts to cause such Sponsor Shelf Registration Statement to become effective under the Securities Act.  TPG, WLRS and any Permitted Transferee with Registrable Securities to be included in the Shelf Registration Statement shall furnish to the Company such information in writing as the Company may reasonably request for inclusion in the Sponsor Shelf Registration Statement.

(ii)                                  As promptly as practicable following the completion of the Mergers, but in any event within fifteen (15) days following the Mergers, the Company shall file with the SEC a Shelf Registration Statement relating to the primary offer and sale of a number of shares of Common Stock that is no less than the number of Excess Shares calculated in accordance with Section 2.3(b) and Section 2.9 of the Merger Agreement (such Shelf Registration Statement, the “Excess Share Shelf Registration Statement”). As promptly as practicable thereafter, the Company shall use its reasonable best efforts to cause such Excess Share Shelf Registration Statement to become effective under the Securities Act.

(b)                                 Continued Effectiveness.

(i)                                     The Company shall use its reasonable best efforts to keep such Sponsor Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by Holders until the date as of which all Registrable Securities have been sold pursuant to the Sponsor Shelf Registration Statement or another Registration Statement is filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) (such period of effectiveness, the “Sponsor Shelf Period”).  Subject to Section 4.1(c), the Company shall not be deemed to have used its reasonable best efforts to keep the Sponsor Shelf Registration Statement effective during the Sponsor Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Sponsor Shelf Registration Statement during the Sponsor Shelf Period, unless such action or omission is required by applicable law

(ii)                                  The Company shall use its reasonable best efforts to keep the Excess Share Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by the Company until the Company has satisfied all payment obligations due to the Selling Equityholders under Section 2.3(b) and Section 2.9 of the Merger Agreement with respect to the Excess Shares (such period of effectiveness, the “Excess Share Shelf Period”).   Subject to Section 4.1(c), the Company shall not be deemed to have used its reasonable best efforts to keep the Excess Share Shelf Registration Statement effective during the Excess Share Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in the Company not being able to offer and sell any shares of Common Stock pursuant to such Excess Share Shelf Registration Statement when required pursuant to Section 2.9 of the Merger Agreement during the Excess Share Shelf Period, unless such action or omission is required by applicable law.

(c)                                  Subsequent Shelf Registration.  If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time during the Sponsor Shelf Period or Excess Share Shelf Period, as applicable (and either such period, a “Shelf Period”), the Company shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional registration statement (a “Subsequent Shelf Registration”) for (x) in the case of the Sponsor Shelf Registration Statement, an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Holders thereof of all securities that are Registrable Securities as of the time of such filing or (y) in the case of the Excess Share Shelf Registration Statement, a primary offering of Excess Shares by the Company in an amount calculated in accordance with Section 2.3(b) and Section 2.9 of the Merger Agreement. If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective and usable until the end of the Sponsor Shelf Period or Excess Share Shelf Period, as the case may be. Any such Subsequent Shelf Registration shall be a registration statement on Form S-3 or Form S-1 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities or Excess Shares for resale by the Holders in accordance with any reasonable method of distribution elected by the Sponsors or for sale by the Company, as the case may be.

(d)                                 Suspension of Registration.  If the continued use of Sponsor Shelf Registration Statement or Excess Share Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt prior written notice of such action to the Holders and the TPG Representative, suspend use of any such Shelf Registration Statements (a “Shelf Suspension”); provided, however, that the Company shall not be permitted to exercise a Shelf Suspension (i) more than one time during any twelve (12)-month period, or (ii) for a period exceeding thirty (30) days on any one occasion. In the case of a Shelf Suspension, upon receipt of the notice referred to above, (a) the Holders agree to suspend use of the applicable Prospectus and any Issuer Free Writing Prospectuses in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities and (b) the Selling Equityholders agree to suspend any obligations of Parent to issue Common Stock pursuant to Section 2.9 for the period of the Shelf Suspension. The Company shall immediately notify the Holders and the Selling Equityholders upon the termination of any Shelf Suspension, amend or supplement the Prospectus or any Issuer Free Writing Prospectuses, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented or any Issuer Free Writing Prospectus as the Holders may reasonably request. The Company shall, if necessary, supplement or make amendments to any Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders of a majority of the Registrable Securities then outstanding.

(e)                                  Underwritten Offering. If any Sponsor, in consultation with each other Sponsor, so elects, an offering of Registrable Securities under a Shelf Registration Statement shall be in the form of an Underwritten Offering (each such offering, an “Underwritten Shelf

Takedown”), and the Company shall amend or supplement the Shelf Registration Statement for such purpose. The participating Sponsors shall have the right to select the managing underwriter or underwriters to administer such offering; provided that such managing underwriter or underwriters shall be reasonably acceptable to the Company and each Sponsor.

(f)                                   Limits on Underwritten Shelf Takedowns. Subject to the other limitations contained in this Agreement, each Sponsor is entitled to initiate a total of four (4) Underwritten Shelf Takedowns with respect to its Registrable Securities in any twelve (12)-month period for which such Sponsor submits a Shelf Takedown Request (as defined below); provided that no Underwritten Shelf Takedown may be initiated unless the aggregate value of the Registrable Securities to be offered in such offering is at least $40 million.

(g)                                  Shelf Takedowns.

(i)                                     At any time during which the Company has an effective Shelf Registration Statement with respect to a Sponsor’s Registrable Securities, by notice to the Company specifying the intended method or methods of disposition thereof, such Sponsor may make a written request (a “Shelf Takedown Request”) to the Company to effect an offering of such Registrable Securities, including an Underwritten Shelf Takedown, of all or a portion of such Sponsor’s Registrable Securities that are covered by such Shelf Registration Statement, and as soon as practicable the Company shall amend or supplement the Shelf Registration Statement for such purpose.

(ii)                                  If at any time and from time to time any Sponsor issues a Shelf Takedown Request, then the Company shall use reasonable best efforts to include in such Underwritten Shelf Takedown, a number of shares of Common Stock at least equal to the number of Excess Shares that have not yet been issued by the Company in accordance with this Agreement or otherwise settled through payment to the Selling Equityholders in accordance with Section 2.9(c)(i) or Section 2.9(d)(i) of the Merger Agreement (the “Remaining Excess Shares”), which shall be issued by the Company and sold in the Underwritten Shelf Takedown with all other equity securities included in the proposed Underwritten Shelf Takedown. The Company shall remit the gross proceeds thereof (less any underwriting discounts and commissions) relating to the number of any Remaining Excess Shares actually sold by the Company in any such Underwritten Shelf Takedown to the Selling Equityholders in accordance with Section 2.9 of the Merger Agreement.

(iii)                               Promptly upon receipt of a Shelf Takedown Request (but in no event more than two (2) Business Days thereafter) for any Underwritten Shelf Takedown, the Company shall deliver a notice (a “Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Registration Statement, or to all other Holders if such Registration Statement is undesignated (each a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown that number of Registrable Securities as each such Holder may request in writing. The Company shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days after the date that the Shelf Takedown Notice has been delivered. Each such Holder’s request to participate in an Underwritten Shelf

Takedown shall be binding on such Holder; provided, that each such Potential Takedown Participant that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Holder of not less than ninety percent (90%) of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Holder’s election to participate.

(iv)                              Other than with respect to its obligations to conduct an Early Trigger Offering or Outside Date Offering pursuant to Section 4.1(g), the Company shall not be obligated to take any action to effect any Underwritten Shelf Takedown if an Underwritten Shelf Takedown was consummated within the preceding forty-five (45) days (unless otherwise consented to by the Company’s Board of Directors).

(h)                                 Additional Required Underwritten Offerings.

(i)                                     Upon the first Business Day (the “Early Trigger Date”) on which the volume-weighted average trading price of the Common Stock for any 20 trading days in any 30 trading day period exceeds $15.00 per share, subject to adjustment in accordance with Section 2.9(e) (the “Early Payment Target Price”), if the Company elects to conduct an Early Trigger Offering pursuant to Section 2.9(c)(ii) of the Merger Agreement, the Company shall use reasonable efforts to promptly sell in an Underwritten Offering a number of shares of Common Stock at least equal to the number of any Remaining Excess Shares, and remit the gross proceeds thereof (less any underwriting discounts and commissions) relating to any Remaining Excess Shares sold in such Underwritten Offering to the Selling Equityholders (the “Early Trigger Offering Proceeds”); provided, however, that without the written consent of New Holdco, on behalf of the Selling Equityholders, the Company shall not issue shares in any Early Trigger Offering at a gross price per share less than the Early Payment Target Price.  In the event that the Company is unable to issue in any Early Trigger Offering the full amount of Remaining Excess Shares at the time of the Early Trigger Offering, then the Company’s payment obligations with respect to any Remaining Excess Shares following the Early Trigger Offering shall continue and the provisions of this Section 4.2(g)(i) shall apply to such future Early Trigger Offerings.

(ii)                                  If, on June 30, 2021 (the “Outside Date”), the number of Remaining Excess Shares is greater than zero, then if the Company elects to conduct an Outside Date Offering pursuant to Section 2.9(d)(ii) of the Merger Agreement, the Company shall use reasonable best efforts to promptly sell in an Underwritten Offering a number of shares of Common Stock at least equal to the number of any Remaining Excess Shares, and remit the gross proceeds thereof (less any underwriting discounts and commissions) relating to any Remaining Excess Shares sold in such Underwritten Offering to the Selling Equityholders in accordance with Section 2.9 of the Merger Agreement (the “Outside Date Offering Proceeds”). In the event that the Company is unable to issue in any Outside Date Offering the full amount of Remaining Excess Shares at the time of the Outside Date Offering, then the Company’s payment obligations with respect to any Remaining Excess Shares following the Outside Date Offering as determined by the Company in its reasonable discretion shall continue and the provisions of this Section 4.2(g)(ii) shall apply to such future Outside Date Offerings.

(i)            Priority of Securities Sold Pursuant to Shelf Registrations. If the managing underwriter or underwriters of a proposed Underwritten Offering of the Registrable Securities and any Remaining Excess Shares included in a Shelf Registration advise the Board of Directors in writing that, in its or their opinion, the aggregate number of securities requested to be included in an Underwritten Shelf Takedown pursuant to Section 4.1(g) and required to be included pursuant to this Agreement with respect to any Remaining Excess Shares exceeds the number which can be sold in such Underwritten Shelf Takedown without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered, or the market for the securities offered, the number of shares of Common Stock to be included in such Underwritten Shelf Takedown shall  be allocated pro rata among the Holders seeking to participate in such Underwritten Shelf Takedown and the Company with respect to any Remaining Excess Shares required to be included in such Underwritten Shelf Takedown pursuant to Section 4.1(g)(ii)  (based on the relative number of Registrable Securities requested to be included in such Underwritten Shelf Takedown and Remaining Excess Shares required to be included in the such Underwritten Shelf Takedown pursuant to Section 4.1(g)(ii)), to the extent necessary to reduce the total number of shares of Common Stock to be included in such Underwritten Shelf Takedown to the number recommended by the managing underwriter or underwriters; provided, however, that to the extent any shares of Common Stock to be included in the Underwritten Shelf Takedown would be allocated to TPG pursuant to this sentence, and there are Remaining Excess Shares which have not been included in the Underwritten Shelf Takedown, then the Remaining Excess Shares shall be substituted for such number of share of Common Stock allocated to TPG.

(j)            In the event that a Holder requests to participate in a Registration pursuant to this Section 4.1 in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for resale by such partners or members, if requested by the Holder.

Section 4.2            Piggyback Rights.

(a)           Participation. If the Company at any time proposes to conduct an Underwritten Offering of its equity securities for its own account or for the account of any other Persons (other than an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement) (an “Issuer Public Sale”), then, as soon as practicable (but in no event less than fifteen (15) days prior to the proposed date of such Issuer Public Sale), the Company shall give written notice (a “Piggyback Notice”) of such proposed Issuer Public Sale to all the Holders of Registrable Securities.  The Piggyback Notice shall offer Holders of Registrable Securities the opportunity to include in such Issuer Public Sale the number of Registrable Securities as they may request in writing; provided that each Piggyback Request (as defined below) must include at least a number of Registrable Securies equal to the lesser of (a) Registrable Securities with an aggregate value of at least $10 million at the time of such Piggyback Request and (b) all of such Holder’s remaining Registrable Securities, unless such Holder is otherwise permitted to sell its Registrable Securities pursuant to Rule 144 under the Securities Act without volume limitations or other restrictions on Transfer thereunder. The Company shall use commercially reasonable efforts to include in each such Issuer Public Sale such Registrable Securities for which the Company has received written requests for inclusions therein (“Piggyback Request”) within three (3) Business Days after sending the Piggyback Notice.  Each Holder of Registrable Securities shall be permitted to withdraw all or part of such Holder’s Registrable Securities from an Issuer Public Sale, and such Holder shall continue to have the right to include any Registrable Securities in any subsequent Issuer Public Sale, all upon the terms and conditions set forth herein; provided that such withdrawal request must be made in writing prior to the initial offer of securities in the Issuer Public Sale.

(b)           If at any time and from time to time the Company proposes to conduct an Issuer Public Sale and any Sponsor elects to participate in such Issuer Public Sale by delivering a Piggyback Request in accordance with the terms of Section 4.2(a), then the Company shall be obligated to use reasonable best efforts to include in such Issuer Public Sale any Remaining Excess Shares, which shall be issued by the Company and sold in the Issuer Public Sale with all other equity securities included in the Issuer Public Sale in accordance with the provisions of this Section 4; including the pro rata requirements under Section 4.2(i).  The Company shall remit the gross proceeds thereof (less any underwriting discounts and commissions) relating to the number of any Remaining Excess Shares actually sold by the Company in any such Issuer Public Sale in accordance with Section 2.9 of the Merger Agreement.

(c)           Priority of Piggyback. If the managing underwriter or underwriters of any Issuer Public Sale informs the Company and the participating Holders of Registrable Securities in writing that, in its or their opinion, the number of securities which such Holders and any other Persons intend to include in such offering, including any Remaining Excess Shares required to be included in such Issuer Public Sale pursuant to this Agreement, exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that the Company, proposes to sell, and (ii) second, and only if all of the securities referred to in clause (i) have been included, one hundred percent (100%) of any Remaining Excess Shares required to be included in such Issuer Public Sale, (iii) third, and only if all the securities referred to in clauses (i) and (ii) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated pro rata among the Holders that have requested to participate in such Registration based on the relative number of Registrable Securities requested to be included therein then held by each such Holder and (iv) fourth, and only if all of the Registrable Securities referred to in clauses (i), (ii) and (iii) have been included in such Registration, any other securities eligible for inclusion in such Issuer Public Sale; provided that with respect to any underwritten offering of shares of common stock issued in the Equity Financing requested by holders of such shares (the “PIPES Holders”) in accordance with their registration rights agreement (a “PIPES Underwritten Offering”) then the securities to be included in such Registration shall be (i) first, the number of shares requested to be included in such PIPES Underwritten Offering by the PIPES Holders and any other Holders pursuant to a Piggyback Request and any Remaining Excess Shares required to be included in such PIPES Underwritten Offering that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated pro rata among the PIPES Holders and Holders that have requested to participate in such Registration based on the relative number of securities requested to be included therein then held by each such holder or required to be included therein with respect to the Remaining Excess Shares and (ii) second, and only if all of the securities referred to in clauses (i) and (ii) have been included in such Registration, any other securities eligible for inclusion in such Issuer Public Sale.

Section 4.3            Black-out Periods.

(a)           Black-out Periods for Issuer Public Sales. In the event of an Issuer Public Sale of the Company’s equity securities in an Underwritten Offering, the Holders of Registrable Securities agree, if requested by the managing underwriter or underwriters in such Underwritten Offering, not to effect any public sale or distribution of any securities (except, in each case, as part of the applicable Underwritten Offering, if permitted) that are the same as or similar to those being offered in such Issuer Public Sale, or any securities convertible into or exchangeable or exercisable for such securities, and agree to become bound by and execute and deliver a lock-up agreement with respect to such restrictions, during the period beginning seven (7) days before and ending ninety (90) days (or such lesser periods as may be permitted by the Company or such managing underwriter or underwriters) after, the date of the final Prospectus  relating to such Underwritten Offering, to the extent timely notified in writing by the Company or the managing underwriter or underwriters; provided that such restrictions shall not apply to (i) securities acquired in the public market subsequent to the Underwritten Offering, (ii) distributions-in-kind to a Holder’s partners or members or (iii) Transfers to Affiliates, but only if such Affiliates agree to be bound by the restrictions herein.

(b)           Black-out Period for Shelf Registrations. In the case of a Registration of Registrable Securities pursuant to Section 4.1 for an Underwritten Offering, the Company and each Holder of Registrable Securities shall, if requested by the Holders holding a majority of the Registrable Securities to be included in such Registration or the managing underwriter or underwriters, not effect any public sale or distribution of any securities which are the same as or similar to those being registered, or any securities convertible into or exchangeable or exercisable for such securities, and, in the case of each such Holder, agree to become bound by and execute and deliver a lock-up agreement with respect to such restrictions, during the period beginning seven (7) days before, and ending ninety (90) days (or such lesser periods as may be permitted by such Holders or such managing underwriter or underwriters) after, the date of the final Prospectus relating to such Underwritten Offering, to the extent timely notified in writing by a Holder of Registrable Securities covered by such Registration Statement or the managing underwriter or underwriters. Notwithstanding the foregoing, the Company may effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to Registrations on Form S-4 or S-8 or any successor form to such Forms or as part of any Registration of securities for offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement. If requested by such Holders or such managing underwriter or underwriters, the Company shall use its reasonable best efforts to obtain from each Holder of restricted securities of the Company which securities are the same as or similar to the Registrable Securities being registered, or any restricted securities convertible into or exchangeable or exercisable for any of such securities, an agreement not to effect any public sale or distribution of such securities during any such period referred to in this paragraph, except as part of any such Registration, if permitted. Notwithstanding the foregoing, with respect to Holders of Registrable Securities, the restrictions set forth in this Section 4.3(b) shall not apply to (i) securities acquired in the public market subsequent to the Underwritten Offering, (ii) distributions-in-kind to a

Holder’s partners or members or (iii) Transfers to Affiliates, but only if such Affiliates agree to be bound by the restrictions herein. Without limiting the foregoing (but subject to Section 4.6), if after the date hereof the Company grants any Person (other than a Holder of Registrable Securities) any rights to demand or participate in a Registration, the Company agrees that the agreement with respect thereto shall include such Person’s agreement to comply with any black-out period required by this Section 4.3 as if it were a Holder hereunder).

Section 4.4            Registration Procedures.

(a)           In connection with the Company’s Registration obligations under Sections 4.1(a) and (b), the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities and such Remaining Excess Shares in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

(i)            prepare the required Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing a Registration Statement, Prospectus or any Issuer Free Writing Prospectus, or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by any Sponsor Registration Statement and to the Selling Equityholders with respect to any Excess Share Registration Statement, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel and (y) except in the case of a Registration under Section 4.1 or Section 4.2, not file any Registration Statement, Prospectus or any Issuer Free Writing Prospectus or amendments or supplements thereto to which the Holders of a majority of Registrable Securities, or any Sponsor with Registrable Securities, covered by such Registration Statement or the underwriters, if any, shall reasonably object;

(ii)           as soon as reasonably practicable file with the SEC a Sponsor Registration Statement relating to the Registrable Securities and an Excess Share Shelf Registration Statement relating to any Remaining Excess Shares, in each case, including all exhibits and financial statements required by the SEC to be filed therewith, and use its reasonable best efforts to cause such Registration Statements to become effective under the Securities Act as soon as practicable;

(iii)          prepare and file with the SEC such amendments and post-effective amendments to such Registration Statements and supplements to the Prospectus or any Issuer Free Writing Prospectus as may be (v) necessary to permit the Company to make sales pursuant to any Excess Share Shelf Registration Statement, (w) necessary to permit Permitted Transferees to make sales pursuant to the Registration Statement, (x) reasonably requested by the Holders of a majority of participating Registrable Securities or by any Sponsor with Registrable Securities covered by such Registration Statement, (y) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

(iv)          notify the Selling Equityholders or the participating Holders of Registrable Securities, as applicable, and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (a) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus, any amendment or supplement to such Prospectus, any Issuer Free Writing Prospectus or any amendment or supplement to such Issuer Free Writing Prospectus has been filed, (b) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement, such Prospectus, such Issuer Free Writing Prospectus or for additional information (whether before or after the effective date of the Registration Statement), (c) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, (d) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement  cease to be true and correct in all material respects, and (e) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Remaining Excess Shares or any Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(v)           promptly notify the Selling Equityholders or the selling Holder of Registrable Securities, as applicable, and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) or any Issuer Free Writing Prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus, any preliminary Prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement, Prospectus or Issuer Free Writing Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement, Prospectus or Issuer Free Writing Prospectus which shall correct such misstatement or omission or effect such compliance;

(vi)          use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final Prospectus or any Issuer Free Writing Prospectus;

(vii)         promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and the Selling Equityholders with respect to any Remaining Excess Shares to be sold by the Company or the Holders of a majority of any Registrable Securities being sold agree should be included therein relating to the plan of distribution with respect to such Remaining Excess Shares or Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

(viii)        furnish to the Selling Equityholders with respect to any Excess Share Registration Statement, each selling Holder of Registrable Securities and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(ix)          deliver to the Selling Equityholders with respect to the sale of any Remaining Excess Shares by the Company, each selling Holder of Registrable Securities and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto, each Issuer Free Writing Prospectus and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Remaining Excess Shares by the Company or underwriter or facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that the Company shall consent to the use of such Prospectus or any Issuer Free Writing Prospectus or any amendment or supplement thereto by each of the selling Holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto or Issuer Free Writing Prospectus);

(x)           on or prior to the date on which the applicable Registration Statement becomes effective, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders of Registrable Securities, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Remaining Excess Shares or Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Section 4.1, as applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(xi)          if requested, cooperate with the selling Holders of Registrable Securities and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities to the underwriters;

(xii)         use its reasonable best efforts to cause the Remaining Excess Shares or Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Company with respect to any Remaining Excess Shares, the seller or sellers thereof with respect to any Registrable Securities or the underwriter or underwriters with respect to either, if any, to consummate the disposition of such Remaining Excess Shares or Registrable Securities;

(xiii)        if requested, not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Remaining Excess Shares or Registrable Securities, as applicable, and provide the applicable transfer agent with printed certificates for the Remaining Excess Shares or Registrable Securities which are in a form eligible for deposit with The Depository Trust Company;

(xiv)        make such representations and warranties to the Holders of Registrable Securities being registered, and the underwriters or agents, with respect to the sale of any Remaining Excess Shares or any Registrable Securities in an Underwritten Offering, if any, in form, substance and scope as are customarily made by issuers in underwritten public offerings similar to the offering then being undertaken;

(xv)         enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the Holders of at least a  majority of any Registrable Securities being sold, any participating Sponsor or the managing underwriter or underwriters of any offering or Remaining Excess Shares or Registrable Securities, if any, or a broker, placement agent or other agent of the Holder, if any, reasonably request in order to expedite or facilitate the registration and disposition of Remaining Excess Shares or such Registrable Securities;

(xvi)        obtain for delivery to the Holders of Registrable Securities being registered and to the underwriter or underwriters of any offering of Remaining Excess Shares or Registrable Securities, if any, an opinion or opinions from counsel for the Company, including any customary negative assurances letters, dated the pricing or closing date of the applicable offering or sale (in the case of an offering with the assistance of a broker, placement agent or other agent of the Holder) or, in the event of an Underwritten Offering, the date the Registrable Securities are delivered to the Underwriters for sale, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

(xvii)       obtain for delivery to the Company and the managing underwriter or underwriters of any offering of Remaining Excess Shares or Registrable Securities, if any, or a broker, placement agent or other agent of the Holder, if any, with copies to the Holders of Registrable Securities included in such Registration, a cold comfort letter from the Company’s independent certified public accountants (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters, if any, or a broker, placement agent or other agent of the Holder, if any, reasonably request, dated (i) the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement in the case of an Underwritten Offering and (ii) the pricing or closing date of the applicable offering or sale in the case of a broker, placement agent or other agent of the Holder, if any;

(xviii)      cooperate with each seller of Registrable Securities and each underwriter of any offering of Remaining Excess Shares or Registrable Securities, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xix)        use its reasonable best efforts to comply with all applicable securities laws and make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(xx)         provide and cause to be maintained a transfer agent and registrar for all Remaining Excess Shares or Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(xxi)        use its best efforts to cause all Remaining Excess Shares or Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s equity securities are then quoted;

(xxii)       make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the majority of the Holders of Registrable Securities covered by the applicable Registration Statement, by any underwriter participating in any disposition of any Remaining Excess Shares or Registrable Securities to be effected pursuant to such Registration Statement and by any attorney, accountant, broker, placement agent or other agent retained by such  Holders or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility; provided, however, that any such Person gaining access to information regarding the Company pursuant to this Section 4.4(a)(xxii) shall agree to hold in strict confidence and shall not make any disclosure or use any information regarding the Company which the Company determines in good faith to be confidential, and of which determination such Person is notified, unless (v) the release of such information is requested or required (by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process), (w) disclosure of such information, in the opinion of counsel to such Person, is otherwise required by law, (x) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has knowledge, (y) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company or (z) such information is independently developed by such Person;

(xxiii)      in the case of a marketed Underwritten Offering of Remaining Excess Shares or Registrable Securities, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such Underwritten Offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(xxiv)     take no direct or indirect action prohibited by Regulation M under the Exchange Act;

(xxv)      take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any registration covered by Section 4.1 or 4.2 complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(xxvi)     take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Remaining Excess Shares or Registrable Securities.

(b)           To the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any Shelf Registration Statement, the Company shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment.

(c)           The Company may require each seller of Registrable Securities as to which any Registration is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such registration the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Holder of Registrable Securities agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

(d)           Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.4(a)(v), such holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus or Issuer Free Writing Prospectus, as the case may be, contemplated by Section 4.4(a)(v), or until such Holder is advised in writing by the Company that the use of the Prospectus or Issuer Free Writing Prospectus, as the case may be, may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus or such Issuer Free Writing Prospectus or any amendments or supplements thereto and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus or any Issuer Free Writing Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus or such Issuer Free Writing Prospectus contemplated by Section 4.4(a)(v) or is advised in writing by the Company that the use of the Prospectus may be resumed.

(e)           If any Registration Statement or comparable statement under the “Blue Sky” laws refers to any Holder by name or otherwise as the Holder of any securities of the Company, then such Holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such Holder and the Company, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Holder by name or otherwise is not in the judgment of the Company, as advised by counsel, required by the Securities Act or any similar federal statute or any “Blue Sky” or securities law then in force, the deletion of the reference to such Holder.

(f)            Holders may seek to register different types of Registrable Securities simultaneously and the Company shall use its reasonable best efforts to effect such Registration and sale in accordance with the intended method or methods of disposition specified by such Holders.

Section 4.5            Underwritten Offerings.

(a)           Shelf Offering. If requested by the underwriters for any Underwritten Offering with respect to the offering and sale of any Remaining Excess Shares required by this Agreement or requested by Holders of Registrable Securities pursuant to a Shelf Registration under Section 4.1, the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company, and, if applicable, participating Holders and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 4.8. If such Underwritten Offering includes Registrable Securities, the Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof. Such Holders of Registrable Securities to be distributed by such underwriters shall be parties to such underwriting agreement, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Holders of Registrable Securities as are customarily made by issuers to selling stockholders in underwritten public offerings similar to the applicable Underwritten Offering and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders of Registrable Securities. Any such Holder of Registrable Securities shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding the power and authority of such Holder to enter into the transaction, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations required to be made by the Holder under applicable law, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s net proceeds from such Underwritten Offering.

(b)           Piggyback Offering. If the Company proposes to distribute equity securities in an Underwritten Offering through one or more underwriters and is required to include any Remaining Excess Shares in such Underwritten Offering pursuant to Article IV, the Company shall use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration, if any, all Remaining Excess Shares required to be offered and sold by the Company in such Underwritten Offering among the securities of the Company to be distributed by such underwriters in such Registration.  If the Company proposes to distribute equity securities in an Underwritten Offering through one or more underwriters, the Company shall, if requested by any Holder of Registrable Securities pursuant to Section 4.2 and subject to the provisions of Section 4.2(b), use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration. The Holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Holders of Registrable Securities as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders of Registrable Securities. Any such Holder of Registrable Securities shall not be required to make any representations or warranties to or agreements with the Company or the  underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities and such Holder’s intended method of distribution or any other representations required to be made by the Holder under applicable law, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s net proceeds from such Underwritten Offering.

(c)           Participation in Underwritten Registrations. Subject to the provisions of Section 4.5(a) and (b) above, no Person may participate in any Underwritten Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

(d)           Price and Underwriting Discounts. In the case of an Underwritten Offering under Section 4.1, the price, underwriting discount and other financial terms for the Registrable Securities shall be determined by the participating Holders. In addition, in the case of any Underwritten Offering, subject to Section 4.1(g)(iii), each of the Holders may withdraw their request to participate in the Registration pursuant to Section 4.1 or 4.2 after being advised of such price, discount and other terms and shall not be required to enter into any agreements or documentation that would require otherwise.

Section 4.6         No Inconsistent Agreements; Additional Rights. The Company and WLRS hereby acknowledge and agree that (i) the Prior Agreement shall be terminated and cancelled and (ii) the rights and privileges set forth in this Article IV shall effective, as of the Company Merger Effective Time.  For avoidance of doubt, upon effectiveness, the rights and privileges set forth in this Article IV shall be in lieu of, and not in addition to, those set forth in the Prior Agreement. The Company shall not hereafter enter into, and, after giving effect to the termination described in this Section 4.6 is not currently a party to, any agreement with respect to its securities which is inconsistent with the rights granted the Selling Equityholders pursuant to Section 2.3 and Section 2.9 of the Merger Agreement, including the Company’s obligations with respect to the offering and sale of any Remaining Excess Shares or the rights granted to the Holders of Registrable Securities by this Agreement. Without the consent of the Qualifying Shareholders, or, as long as the Company has obligations with respect to any Remaining Excess Shares, the Selling Equityholders, the Company shall not enter into any agreement granting registration or similar rights to any Person, and hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement.  Notwithstanding the foregoing, the Company may enter into a customary registration rights agreement in connection with the Equity Financing with respect to purchasers other than WLRS, (which may also include the 30,000 shares transferred by WLRS to the Company’s three (3) independent directors) with similar size limitations on Underwritten Offerings and PiggyBack Requests as set forth in this Article 4 unless otherwise consented to by TPG. Such registration rights agreement may provide for the filing of a resale Shelf Registration Statement covering all shares of common stock issued in the Equity Financing (other than those purchased by WLRS) within fifteen (15) days following the consummation of the Mergers and will be subject to the prior written consent of TPG, which may not be unreasonably withheld.

Section 4.7         Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses and Issuer Free Writing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company

(including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Remaining Excess Shares or the Registrable Securities on any securities exchange or quotation of the Remaining Excess Shares or the Registrable Securities on any inter-dealer quotation system, (vii) all applicable rating agency fees with respect to the Remaining Excess Shares or the Registrable Securities, (viii) all reasonable fees and disbursements of legal counsel for each Sponsor participating in such Registration, (ix) all fees and expenses of accountants  selected by the Holders of a majority of the Registrable Securities being registered, (x) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (xi) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration, (xii) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xiii) all expenses related to the “road-show” for any Underwritten Offering, including all travel, meals and lodging. All such expenses are referred to herein as “Registration Expenses.” The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by issuers, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities or any broker’s fees or other commissions of persons retained by a Holder of Registrable Securities.

Section 4.8         Indemnification.

(a)           Indemnification by the Company. The Company shall indemnify and hold harmless, to the full extent permitted by law, each Holder of Registrable Securities, each shareholder, member, limited or general partner thereof, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including reports and other documents filed under the Exchange Act or any Issuer Free Writing Prospectus or amendment thereof or supplement thereto, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or any Issuer Free Writing Prospectus in light of the circumstances under which they were made) not misleading or (iii) any actions or inactions or proceedings in respect of the foregoing whether or not such indemnified party is a party thereto. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Transfer of such securities by such Holder. The

Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in any distribution of Remaining Excess Shares or Registrable Securities, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the indemnified parties.

(b)           Indemnification by the Selling Holder of Registrable Securities. Each selling Holder of Registrable Securities agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange  Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein or any Issuer Free Writing Prospectus or amendment thereof or supplement thereto), or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or any Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by such selling Holder to the Company specifically for inclusion in such Registration Statement and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting the claim. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such indemnification obligation less any amounts paid by such Holder pursuant to Section 4.8(d). The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification) with respect to information furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement.

(c)           Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (w) the indemnifying party has agreed in writing to pay such fees or expenses, (x) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (y) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (z) in the reasonable judgment of any such Person

(based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party. If  such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 4.8(c), in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

(d)           Contribution. If for any reason the indemnification provided for in paragraphs (a) and (b) of this Section 4.8 is unavailable to an indemnified party (other than as a result of exceptions contained in paragraphs (a) and (b) of this Section 4.8) or insufficient in respect of any Losses referred to therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 4.8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 4.8(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 4.8(a) and 4.8(b) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.8(d), in connection with any Registration Statement filed by the Company, a selling Holder of Registrable Securities shall not be required to contribute any amount in excess of the dollar amount of the net proceeds received by such holder under the sale of Registrable Securities giving rise to such contribution obligation less any amounts paid by such Holder pursuant to Section 4.8(b). If indemnification is available under this Section 4.8, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 4.8(a) and 4.8(b) hereof without regard to the provisions of this Section 4.8(d). The remedies provided for in this Section 4.8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

Section 4.9         Rules 144 and 144A and Regulation S. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder of Registrable Securities, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

Section 4.10      Termination. The registration rights provided for in this Article IV shall terminate upon the later of the expiration of the Sponsor Shelf Period or the Excess Share Shelf Period, except for the provisions of Sections 4.8 and 4.9, which shall survive any such termination.

Section 4.11      Existing Registration Statements. Notwithstanding anything herein to the contrary and subject to applicable law and regulation, the Company may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a registration statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided that such previously filed registration statement may be amended to add the number of Registrable Securities, and, to the extent necessary, to identify as selling stockholders those Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement. To the extent this Agreement refers to the filing or effectiveness of other registration statements by or at a specified time and the Company has, in lieu of then filing such registration statements or having such registration statements become effective, designated a previously filed or effective registration statement as the relevant registration statement for such purposes in accordance with the preceding sentence, such references shall be construed to refer to such designated registration statement.

ARTICLE V
TRANSFER OF SHARES

Section 5.1         Limitations on Transfer.

(a)           Other than pursuant to the Transfer Letter, no Holder may Transfer any of its Common Stock during the Lock-Up Period (as defined below) without first obtaining the prior written consent of the Sponsors; provided, that such prohibition shall not apply to Transfers (i) to Permitted Transferees in accordance with Section 5.2 or (ii) required by law.  Other than pursuant to the Transfer Letter, no Holder may Transfer any of its Common Stock during the Holding Period (as defined below) without first obtaining the prior written consent of the Sponsors; provided, that such prohibition shall not apply to Transfers (i) to Permitted Transferees of the Holders in accordance with Section 5.2, (ii) pursuant to, and consequent upon, the exercise of the tag-along rights set forth in Section 5.3, (iii) pursuant to an Underwritten Offering undertaken in accordance with the procedures set forth in Article IV, or (iii) required by law. The “Lock-Up Period” shall be the period from and including the date on which the Merger is consummated until the six-month anniversary of such date.  The “Holding Period” shall be the period from and including the date on which the Lock-Up Period expires until the earlier of (x) the twelve-month anniversary of the such date; or (y) the date on which the Sponsors, collectively, no longer continue to beneficially own at least fifty percent (50%) of their Initial Share Ownership.

(b)           Other than pursuant to the Transfer Letter, no Sponsor may Transfer any of its Founder Shares (other than to Permitted Transferees in accordance herewith); provided, however, that the restrictions set forth in this Section 5.1 shall cease to apply to (i) 50% of such Sponsor’s Founder Shares, if any, upon the first day that the last sale price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading day period in a thirty (30) trading day period immediately preceding such day, which period commences at least 150 days after the Closing Date and (ii) 50% of such Sponsor’s Founder Shares, if any, upon the first day that the last sale price of the Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading day period in a thirty (30) trading day period immediately preceding such day, which period commences at least 150 days after the Closing Date.  Notwithstanding the foregoing, following the completion of the Mergers, the restrictions set forth in this Section 5.1(b) shall cease to apply to all Founder Shares on the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property or any transaction  involving a consolidation, merger, proxy contest, tender offer or similar transaction in which the Company is the surviving entity which results in a change in the majority of our board of directors or management team or the Parent stockholders immediately prior to such transaction ceasing to own a majority of the surviving entity immediately after such transaction. The Sponsors acknowledge that:

(i)                                     Founder Shares shall not participate in any dividends or other distributions with respect to Common Stock prior to the date such Founder Shares become transferable in accordance herewith, whereupon such Founder Shares shall be entitled to all dividends and distributions paid with respect to the Common Stock after the Mergers as if they had been holders of record entitled to receive distributions on the applicable record date with respect to any such dividend or distribution;

(ii)                                  if any Founder Shares shall not have become transferable in accordance herewith by the tenth anniversary of the Closing Date, such Founder Shares shall be subject to forfeiture by the holders thereof with no further action required of any Person; provided that the Company would record the aggregate fair value of the Founder Shares so forfeited and reacquired to treasury stock and a corresponding credit to additional paid-in capital based on the difference between the fair market value of the forfeited Founder Shares and the pro-rata portion of the price paid to Parent for such forfeited Founder Shares of approximately $25,000. Upon receipt, such forfeited shares would then be immediately cancelled, which would result in the retirement of the treasury stock and a corresponding charge to additional paid-in capital; and

(iii)                               notwithstanding anything to the contrary herein, the Founder Shares shall, at any time, remain subject to the restrictions on transfer under applicable securities laws and that certain Insider Letter with respect to the Founder Shares, dated as of May 29, 2014.

(c)                                  During the Lock-Up Period and the Holding Period, any purported Transfer of Company Shares other than in accordance with this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.

(d)                                 Any Affiliate of WL Ross Sponsor LLC (other than Invesco Ltd. and any of its affiliated funds (not managed by WL Ross & Co. LLC) who agrees to purchase Company Shares in the Equity Financing shall be required, at the time of and as a condition to such purchase, to become a party to this Agreement by executing and delivering such documents as may be necessary to make such Person a party hereto, whereupon such Person will be treated as a Holder for all purposes of this Agreement and shall be subject to the limitations on transfer set forth herein.

Section 5.2                                    Transfers to Permitted Transferees.

(a)                                 During the Lock-Up Period and the Holding Period, a Holder may Transfer, upon notice to the Company, any of its Company Shares (other than Founder Shares) to a Permitted Transferee of such Holder without the consent of the Sponsors pursuant to Section 5.1(a) and without the requirement to comply with Section 5.3; provided, that each Permitted Transferee to which Company Shares are Transferred shall, and such Holder shall cause such Permitted Transferee to, Transfer back to such Holder (or to another Permitted Transferee of such Holder) the Company Shares Transferred to it if such Permitted Transferee ceases to be a Permitted Transferee of such Holder. Any Transferee of Company Shares pursuant to this Section 5.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering such documents as may be necessary to make such Transferee a party hereto, whereupon such Transferee will be treated as a Holder (with the same rights and obligations as its Transferring Holder) for all purposes of this Agreement.

(b)                                 Notwithstanding anything to the contrary in this Article V, Transfers of Founder Shares are permitted (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of any of the Company’s officers or directors, and (iii) Permitted Transferees; (b) in the case of an individual, by a gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by virtue of the laws of Delaware or a Sponsor’s organizational documents upon dissolution of such Sponsor; or (f) in the event of the Company’s completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Mergers; provided, however, that in the case of clauses (a) through (d), these Transferees must become a party to this Agreement by executing and delivering such documents as may be necessary to make such Transferee a party hereto.

Section 5.3                                    Tag-Along Rights.

(a)                                 In the case of a proposed Transfer by a Sponsor (a “Transferring Holder”) of any of its Company Shares during the Holding Period for which consent would otherwise be required were such Transfer not completed in accordance with this Section 5.3, other than a Transfer (i) to the Company, in a buyback, exchange or other transaction offered to all of its shareholders on a pro rata basis; (ii) permitted under Section 5.2 or the Transfer Letter; or (iii) in a pro rata distribution in kind to all beneficial owners of the Transferring Holder in accordance with the partnership agreement, limited liability company agreement or other constitutional documents applicable to the Transferring Holder (a “Proposed Transfer”), each Holder (including any Sponsor who is not a Transferring Holder) who exercises its rights under this Section 5.3(a) (a “Tagging Holder”) shall have the right to require the Transferring Holder to cause the proposed Transferee (a “Proposed Transferee”) to purchase up to the number of such Tagging Holder’s Company Shares of the same class equal to the product of (x) the number of Company Shares of such class held by the Tagging Holder multiplied by (y) a fraction, the numerator of which is the number of equity securities of such class proposed to be Transferred by the Transferring Holder to the Proposed Transferee and the denominator which is the total number of Company Shares of such class held by the Transferring Holder; provided that a Holder must own at least two percent (2%) of the then-outstanding shares of Common Stock in order to exercise rights under this Section 5.3(a). In the event that the Transferring Holder is unable to cause the Proposed Transferee to purchase the number of Company Shares equal to the sum of the number of Company Shares proposed to be Transferred by the Transferring Holder and the number of the Tagging Holder’s Company Shares calculated pursuant to the preceding sentence (or any lesser number of Company Shares requested by the Tagging Holder), then the Tagging Holder shall be entitled to sell up to its pro rata portion of the Company Shares of such class actually purchased by the Proposed Transferee, based on the relative number of equity securities of such class held by the Transferring Holder and all Holders exercising their rights under this Section 5.3.

(b)                                 The Transferring Holder shall give notice to each other Holder that holds at least two percent 2% of the then-outstanding shares of Common Stock of a Proposed Transfer not later than twenty (20) Business Days prior to the closing of the Proposed Transfer, setting forth the number and class of Company Shares proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount and form of consideration (and, if such consideration consists in part or in whole of property other than cash, the Transferring Holder shall provide such information, to the extent reasonably available to the Transferring Holder, relating to such non-cash consideration as the other Sponsors may reasonably request in order to evaluate such non-cash consideration), and other terms and conditions of payment offered by the Proposed Transferee. The Transferring Holder shall deliver or cause to be delivered to each Tagging Holder copies of all transaction documents relating to the Proposed Transfer as the same become available. The tag-along rights provided by this Section 5.3 must be exercised by a Holder within fifteen (15) Business Days following receipt of the notice required by the first sentence of this Section 5.3(b), by delivery of a written notice to the Transferring Holder indicating its desire to exercise its rights and specifying the number of Company Shares it desires to Transfer; provided that such number of equity securities does not exceed the number of Company Shares determined pursuant to Section 5.3(a).

(c)                                  Any Transfer of Company Shares by a Tagging Holder to a Proposed Transferee pursuant to this Section 5.3 shall be on the same terms and conditions (including price, time of payment and form of consideration) as provided to the Transferring Holder; provided that in order to be entitled to exercise its tag-along right pursuant to this Section 5.3, each Tagging Holder must agree to make to the Proposed Transferee representations, warranties, covenants, indemnities and agreements comparable to those made by the Transferring Holder in connection with the Proposed Transfer (other than any non-competition or similar agreements or covenants that would bind the Tagging Holder or its Affiliates), and agree to the same conditions to the Proposed Transfer as the Transferring Holder agrees, it being understood that all such representations, warranties, covenants, indemnities and agreements shall be made by the Transferring Holder and each Tagging Holder severally and not jointly. Each Tagging Holder shall be responsible for its proportionate share of the costs of the Proposed Transfer to the extent not paid or reimbursed by the Proposed Transferee or the Company.

Section 5.4                                    Permitted Pledges.  Notwithstanding anything to the contrary in this Article V, each Holder is entitled to pledge, hypothecate or otherwise encumber the Company Shares held by such Holder as collateral in connection with indebtedness for borrowed money of such Holder or its Affiliates.

ARTICLE VI
TAXES

Section 6.1                                    Tax Allocation.  Within forty-five (45) days of the Closing Date, TPG shall deliver to the Company a schedule allocating the Company Merger Consideration Portion and any other amounts properly treated as consideration with respect to the Company Merger for U.S. federal income tax purposes (to the extent known at such time) among the assets of Nexeo

Solutions Holdings, LLC and, to the extent relevant, its direct and/or indirect subsidiaries in accordance with the principles of Sections 755 and 1060 of the Code and the Treasury Regulations thereunder.  Within forty-five (45) days after the date of delivery of such allocation to the Company, the Company will propose to TPG any changes to such allocation in writing or otherwise will be deemed to have agreed with such allocation upon the expiration of such thirty-day period.  TPG and the Company will cooperate in good faith to mutually agree upon such allocation and will reduce such agreement to writing (as agreed upon, the “Purchase Price Allocation”).  TPG and the Company agree to revise the Purchase Price Allocation to take into account any subsequent adjustments to the Company Merger Consideration Portion and any changes to any other consideration required to be taken into account under applicable Law, in the manner consistent with the principles of Sections 755 and 1060 of the Code, as applicable, and the Treasury Regulations thereunder.  The Sponsors and the Company will not, and will cause their Affiliates to not, file any Tax Return or otherwise take any position with respect to Taxes (including during the course of any audit or other proceeding) which is inconsistent with the Purchase Price Allocation, as finally determined, except to the extent required by applicable Law following a Final Determination.

Section 6.2                                    Pre-Closing Pass-Through Returns.  TPG shall prepare (or cause to be prepared) and shall file (or cause to be filed) the IRS Form 1065 (or any similar form for state and local Tax purposes due in a jurisdiction that follows the U.S. federal income tax treatment) for Nexeo Solutions Holdings, LLC and Nexeo Solutions, LLC for any taxable periods that end on or before the Closing Date, whether required to be filed before, on or after the Closing Date (each, a “Pre-Closing Pass-Through Return”).  To the extent required to be filed by the Company, (a) TPG shall deliver to the Company such Pre-Closing Pass-Through Return, together with supporting documentation, at least thirty (30) days prior to the due date thereof for the Company’s review and reasonable comment and (b) the Company will cause such Pre-Closing Pass-Through Return (as revised by TPG to incorporate any reasonable comments received from the Company) to be properly signed and timely filed with the appropriate governmental authority and will provide a copy of such return and evidence of filing to TPG.

Section 6.3                                    Tax Cooperation.  The Sponsors and the Company shall cooperate fully as and to the extent reasonably requested by another party to this Agreement in connection with the provisions set forth in Sections 6.1 and 6.2.  Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to the provisions set forth in Sections 6.1 and 6.2 and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1                                    Termination of Certain Agreements.  The Sponsors will and will cause their respective Affiliates to take all Necessary Action to comply with the Section 5.14 of the Merger Agreement.

Section 7.2                                    Assignment; Benefit.

(a)                                 The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto. Any such assignee may not again assign those rights, other than in accordance with this Article VII. Any attempted assignment of rights or obligations in violation of this Article VII shall be null and void.  Notwithstanding anything in the foregoing to the contrary, the rights of a Holder pursuant to Article IV of this Agreement with respect to all or any portion of its Registrable Securities may be assigned without such consent (but only with all related obligations) with respect to such Registrable Securities (and any Registrable Securities issued as a dividend or other distribution with respect to, in exchange for or in replacement of such Registrable Securities) by such Holder to a transferee of such Registrable Securities; provided that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned and (ii) such transferee or assignee shall be bound by and subject to the terms set forth in this Agreement.

(b)                                 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than the indemnitees under Section 4.8 and Sponsor Directors under the first sentence of Section 3.2(k).

Section 7.3                                    Freedom to Pursue Opportunities. The parties expressly acknowledge and agree that: (i) each Shareholder, Sponsor Director and Affiliated Officer of the Company has the right to, and shall have no duty (contractual or otherwise) not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its subsidiaries, including those deemed to be competing with the Company or any of their subsidiaries, or (y) directly or indirectly do business with any client or customer of the Company or any of its subsidiaries; and (ii) in the event that a Shareholder, Sponsor Director or Affiliated Officer of the Company acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its subsidiaries and such Shareholder or any other Person, the Shareholder, Sponsor Director and Affiliated Officer of the Company shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of their subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, its subsidiaries or their respective Affiliates or Shareholders for breach of any duty (contractual or otherwise) by reason of the fact that such Shareholder, Sponsor Director or Affiliated Officer, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or any of its subsidiaries.

Section 7.4                                    Termination.

(a)                                 Article III shall terminate automatically (without any action by any party hereto) as to each Shareholder upon the later of (i) the time at which such Shareholder no longer has the right to designate an individual for nomination to the Board of Directors under this Agreement and (ii) the time at which the Shareholders cease to hold in aggregate at least fifty percent (50%) of the outstanding shares of Common Stock; provided, that the provisions in Sections 3.2(k) and 3.5 shall survive such termination. Article IV of this Agreement shall terminate as set forth in Section 4.10. The remainder of this Agreement shall terminate automatically (without any action by any party hereto) as to each Shareholder when such Shareholder ceases to hold any Company Shares.

(b)                                 Upon the termination of the Merger Agreement in accordance with its terms, this Agreement shall terminate, become void and of no further force and effect without any liability or obligation on the part of any party hereto.

Section 7.5                                    Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.6                                    Entire Agreement; Amendment. (a)  This Agreement sets forth the entire understanding and agreement between the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without the express written consent of the Company and the Shareholders holding in aggregate more than fifty percent (50%) of the Company Shares held by the Shareholders; provided that any such amendment, modification or waiver that (i) would be materially adverse in any respect to any Qualifying Shareholder shall require the prior written consent of such Qualifying Shareholder or (ii) would be disproportionately adverse to any Sponsor relative to the Qualifying Shareholders (or, to the extent there are no Qualifying Shareholders, relative to the other Sponsors) shall require the prior written consent of such disproportionately adversely affected Sponsor. Notwithstanding the foregoing, none of (A) the first two sentences of Section 3.2(k) relating to Indemnification Agreements for Sponsor Directors, (B) the definition of Indemnification Agreement and (C) the form of Indemnification Agreement  shall be amended in any manner adverse to a Sponsor Director without the express prior written consent of each Sponsor and the Company. Except as set forth above, there are no other agreements with respect to the governance of the Company between any Shareholders or any of their Affiliates.

(b)                                 No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 7.7                                    Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

Section 7.8                                    Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery (and such notice shall be deemed to have been duly given, made or delivered (a) on the date received, if delivered by personal hand delivery, (b) on the date received, if delivered by facsimile transmission, by electronic mail or by registered first-class mail prior to 5:00 p.m. prevailing local time on a Business Day, or if delivered after 5:00 p.m. prevailing local time on a Business Day or on other than a Business Day, on the first Business Day thereafter and (c) two (2) Business Days after being sent by air courier guaranteeing overnight delivery), addressed to the Shareholder at the following addresses (or at such other address for a Shareholder as shall be specified by like notice):

if to TPG, to:

TPG Global, LLC
301 Commerce Street
Suite 3300
Fort Worth, Texas 76102
Attention: Clive Bode
Fax: (817) 871-4001

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Attention: Keith Fullenweider and Sarah K. Morgan
Facsimile: (713) 615-5234

if to WLRS, to:

WL Ross Sponsor LLC
1166 Avenue of the Americas
New York, New York 10036
Telecopy:  (212) 278-9845
Attention:  Wilbur L. Ross, Jr.

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
600 Travis Street, Suite 3300
Houston, TX 77002
Telecopy:  (713) 835-3601
Attention:  Andrew Calder, P.C. and William J. Benitez

if to the Company to:

WL Ross Holding Corp.
1166 Avenue of the Americas
New York, New York 10036
Telecopy:  (212) 278-9845
Attention:  Wilbur L. Ross, Jr.

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
600 Travis Street, Suite 3300
Houston, TX 77002
Telecopy:  (713) 835-3601
Attention:  Andrew Calder, P.C. and William J. Benitez

Section 7.9                                    Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 7.10                             Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

Section 7.11                             Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH SHAREHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY SHAREHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The

Company or any Shareholder may file an original counterpart or a copy of this Section 7.11 with any court as written evidence of the consent of the Shareholders to the waiver of their rights to trial by jury.

Section 7.12                             Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 7.13                             Subsequent Acquisition of Shares. Any equity securities of the Company acquired subsequent to the date hereof by a Shareholder shall be subject to the terms and conditions of this Agreement and such shares shall be considered to be “Company Shares” as such term is used herein for purposes of this Agreement.

Section 7.14                             TPG Representative. Each TPG Group Member, by executing and delivering this Agreement, hereby appoints New Holdco as the representative to act on behalf of TPG for all purposes under this Agreement (the “TPG Representative”), including the exercise of all rights of TPG hereunder and the making of all elections and decisions to be made by TPG pursuant to this Agreement.  The Company hereby acknowledges and agrees that the TPG Representative shall have the power and authority to act on behalf of TPG pursuant to this Agreement and that the act of the TPG Representative shall constitute the act of TPG and each TPG Group Member  for all purposes under this Agreement.  The TPG Representative may assign the power and authority granted to the TPG Representative pursuant to this Section 7.14 to any other Shareholder that is a TPG Group Member, who shall thereafter serve as the TPG Representative.  The Company shall be entitled to rely on any act or writing executed by the TPG Representative.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

WL ROSS HOLDING CORP.

By:	/s/ Wilbur L. Ross, Jr.
Name:	Wilbur L. Ross, Jr.
Title:	Chairman and Chief Executive Officer

WL ROSS SPONSOR LLC

By:	/s/ Wilbur L. Ross, Jr.
Name:	Wilbur L. Ross, Jr.
Title:	Manager

NEXEO HOLDCO, LLC

By:	/s/ David Bradley
Name:	David Bradley
Title:	President and Chief Executive Officer